Exhibit 99.2

ULTRA PETROLEUM CORP.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

This Exhibit 99.2 amends and restates in its entirety the Exhibit 99.1 attached to the Original Filing.

The following unaudited pro forma consolidated financial information and explanatory notes (the “Pro Forma Financial Information”) of Ultra Petroleum Corp. and its wholly owned subsidiaries (collectively “the Company”) gives effect to the Company’s Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization (the “Plan”) as described below, which became effective on April 12, 2017 (the “Effective Date”). The Pro Forma Financial information is for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Effective Date had occurred on the dates indicated, nor are such financial statements necessarily indicative of the financial position or results of operations in future periods.

The Pro Forma Financial Information is presented for the quarter ended March 31, 2017 and the year ended December 31, 2016 and is based upon currently available information. The Pro Forma Financial Information has been prepared giving effect to the adjustments described below as if the transactions and related events described in and that occurred in connection with the effectiveness of the Plan (the “Reorganization”) had occurred on January 1, 2016. The historical data provided for the period from January 1, 2017 through March 31, 2017 is derived from the Company’s unaudited consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. The historical data provided for the year ended December 31, 2016 is derived from the Company’s audited consolidated financial statements and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2016.

Effects of the Plan Adjustments

The adjustments that resulted from emergence are reflected in the “Reorganization Adjustments” column of the Pro Forma Financial Information and include adjustments giving effect to the following:

•	Equity: On the Effective Date, pursuant to the Plan:

•	All shares of the common stock of the Company outstanding prior to the Effective Date (collectively, the “Old Shares”) and all other equity interests in the Company outstanding prior to the Effective Date were cancelled on the Effective Date;

•	The Company issued 70,579,367 shares of its new common stock to holders of claims allowed under the Plan with respect to (x) the 5.750% senior notes, due December 2018, issued by the Company pursuant to an Indenture dated December 12, 2013 (the “2018 Notes”) and (y) the 6.125% senior notes, due October 2024, issued by the Company pursuant to an Indenture dated September 18, 2014 (the “2024 Notes” and collectively with the 2018 Notes, the “Holdco Notes”);

•	The Company issued 80,022,410 shares of its new common stock to holders of the Old Shares;

•	The Company issued 2,512,623 shares of its new common stock to the commitment parties under the Backstop Commitment Agreement (the “BCA”), a copy of which has been previously disclosed, in respect of the commitment premium due thereunder;

•	The Company issued 18,844,363 shares of its new common stock to the commitment parties under the BCA in connection with their backstop obligation thereunder;

•	The Company issued 23,032,893 shares of its new common stock to participants in the $580.0 million rights offering by the Company contemplated in the Plan and the BCA, information about which has been previously disclosed; and

•	The Company established its Ultra Petroleum Corp. 2017 Stock Incentive Plan (the “2017 Stock Incentive Plan”), pursuant to which 7.5% of the equity in the reorganized Company (on a fully-diluted/fully-distributed basis) is reserved for grants to be made from time to time to the directors, officers and other employees of the reorganized Company (the “Reserve”).

•	Indebtedness: On the Effective Date, pursuant to the Plan:

•	Except to the limited extent expressly set forth in the Plan, all prepetition indebtedness and other outstanding obligations of the Company and its subsidiaries, including Ultra Resources, Inc. (“Ultra Resources”) were cancelled and extinguished. The cancelled, extinguished indebtedness included:

•	That certain Credit Agreement dated October 6, 2011, between Ultra Resources, as the Borrower, JPMorgan Chase Bank, N.A., as the Administrative Agent, and the lenders party thereto (the “Old Revolver”). On the Effective Date, the Company paid holders of claims related to the Old Revolver $999.0 million in respect of the outstanding principal obligations under the Old Revolver as well as other amounts in respect of accrued, unpaid prepetition interest, fees, and other items.

•	Those certain unsecured senior notes issued by Ultra Resources, as Borrower, pursuant to a certain Master Note Purchase Agreement dated March 6, 2008 (the “PPNs”). On the Effective Date, the Company paid holders of claims related to the PPNs $1.46 billion in respect of principal amounts outstanding with respect thereto as well as other amounts in respect of accrued, unpaid prepetition interest, fees and other items.

•	The Holdco Notes.

•	Ultra Resources entered into, as the Borrower thereunder, a certain Credit Agreement dated April 12, 2017 with Bank of Montreal, as administrative agent, and with the other lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility for an aggregate amount of $400.0 million and is guaranteed by the Company and by UP Energy Corporation (“UP Energy”), a subsidiary of the Company.

•	Ultra Resources entered into, as the Borrower thereunder, a certain Senior Secured Term Loan Agreement dated April 12, 2017 with Barclays Bank PLC, as administrative agent, and with the other lenders party thereto (the “Term Loan Agreement”). The Term Loan Agreement provides for senior secured first lien term loans for an aggregate amount of $800.0 million and is guaranteed by the Company and UP Energy.

•	Ultra Resources issued $700.0 million of 6.875% unsecured senior notes due 2022 and $500.0 million of 7.125% unsecured senior notes due 2025 (collectively, the “Unsecured Notes”). The Unsecured Notes are guaranteed by the Company and UP Energy.

•	Operational Savings: Through the restructuring process, the Company was able to eliminate the previous transportation agreement and reduce the costs in the gathering and processing fee agreements. These factors were adjusted in the related expense financial statement line items as if the agreements had been revised as of January 1, 2016.

•	Interest Expense: As discussed in Indebtedness above, the Company secured new debt financing as part of its emergence from bankruptcy, thus the interest expense was adjusted accordingly.

•	Reorganization items, net: The expenses incurred as part of the Reorganization were evaluated and adjusted as necessary in the related unaudited pro forma consolidated statements of operations.

Fresh Start Accounting

In connection with the Company’s emergence from bankruptcy, we were not required to apply fresh start accounting to our financial statements because the reorganization value of our assets immediately prior to confirmation of the plan of reorganization was greater than the aggregate of post-petition liabilities and allowed claims. As a result, a new reporting entity was not created and the effects of the bankruptcy were recorded through the financial statements on the Effective Date.

ULTRA PETROLEUM CORP.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2017

	Historical	Reorganization
	(Unaudited)	Adjustments		Pro Forma
	(Amounts in thousands of
	U. S. dollars, except share data)
ASSETS

Current assets:
Cash and cash equivalents	$479,978	$(477,777	){a}	$2,201
Restricted cash	3,646	437,426	{a}	441,072
Oil and gas revenue receivable	63,677	—		63,677
Joint interest billing and other receivables	11,430	—		11,430
Deposits and retainers	12,955	(12,046	){b}	909
Derivative assets	14	—		14
Inventory	7,413	—		7,413
Other current assets	5,661	—		5,661

Total current assets	584,774	(52,397)		532,377
Oil and gas properties, net, using the full cost method of accounting:
Proven	1,072,920	17,969	{c}	1,090,889
Property, plant and equipment	7,555	—		7,555
Other	33,780	(1,712	){f},{g}	32,068

Total assets	$1,699,029	$(36,140)		$1,662,889

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$51,157	$1,301	{e}	$52,458
Accrued liabilities	114,912	121,245	{d}	236,157
Production taxes payable	62,841	—		62,841
Derivative liabilities	13,232	—		13,232
Interest payable	—	28,886	{l}	28,886
Capital cost accrual	11,441	77	{e}	11,518

Total current liabilities	253,583	151,509		405,092
Long-term debt	—	2,041,816	{f}	2,041,816
Deferred gain on sale of liquids gathering system	113,104	—		113,104
Other long-term obligations	172,959	—		172,959

Total liabilities not subject to compromise	539,646	2,193,325		2,732,971

Liabilities subject to compromise	4,176,065	(4,176,065	){e}	—
Commitments and contingencies
Shareholders’ equity:
Common stock - no par value; authorized - unlimited; issued and outstanding shares - 197,099,049, at March 31, 2017 and December 31, 2016, respectively	511,275	1,618,908	{g}	2,130,183
Treasury stock	(49)	—		(49)
Retained loss	(3,527,908)	327,692	{h}	(3,200,216)

Total shareholders’ deficit	(3,016,682)	1,946,600		(1,070,082)

Total liabilities and shareholders’ equity	$1,699,029	$(36,140)		$1,662,889

ULTRA PETROLEUM CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2017

	Historical	Reorganization
	(Unaudited)	Adjustments		Pro Forma
	(Amounts in thousands of U.S. dollars,
	except per share data)
Revenues:

Natural gas sales	$188,851	$—		$188,851
Oil sales	31,348	—		31,348
Other revenues	759	1,435	{i}	2,194

Total operating revenues	220,958	1,435		222,393

Expenses:
Lease operating expenses	23,136	—		23,136
Liquids gathering system operating lease expense	5,226	—		5,226
Production taxes	22,132	—		22,132
Gathering fees	20,929	(575	){i}	20,354
Depletion, depreciation and amortization	31,753	—		31,753
General and administrative	1,051	5,186	{k}	6,237

Total operating expenses	104,227	4,611		108,838

Operating income	116,731	(3,176)		113,555
Other income (expense), net:
Interest expense, net	(85,447)	53,146	{l}	(32,301)
Gain on commodity derivatives	(13,218)	—		(13,218)
Deferred gain on sale of liquids gathering system	2,638	—		2,638
Contract settlement	(52,707)	—	{n}	(52,707)
Other (expense) income, net	(147)	—		(147)

Total other (expense) income, net	(148,881)	53,146		(95,735)

Reorganization items, net	(57,546)	57,546	{o}	—

Income (loss) before income tax benefit	(89,696)	107,516		17,820

Income tax provision	2	—		2

Net income (loss)	$(89,698)	$107,516		$17,818

Basic Earnings (Loss) per Share:
Net income (loss) per common share - basic	$(1.12)			$0.09

Fully Diluted Earnings (Loss) per Share:
Net income (loss) per common share - fully diluted	$(1.12)			$0.09

Weighted average common shares outstanding - basic	80,018			197,099

Weighted average common shares outstanding - fully diluted	80,018			197,099

ULTRA PETROLEUM CORP.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

	Historical	Reorganization Adjustments		Pro Forma
	(Amounts in thousands of U.S. dollars, except per share data)
Revenues:

Natural gas sales	$609,756	$—		$609,756
Oil sales	111,335	—		111,335
Other revenues	—	9,664	{i}	9,664

Total operating revenues	721,091	9,664		730,755

Expenses:
Lease operating expenses	89,134	—		89,134
Liquids gathering system operating lease expense	20,686	—		20,686
Production taxes	69,737	—		69,737
Gathering fees	86,809	(3,558	){i}	83,251
Transportation charges	20,049	(20,049	){j}	—
Depletion, depreciation and amortization	125,121	—		125,121
General and administrative	9,179	43,948	{k}	53,127

Total operating expenses	420,715	20,341		441,056

Operating income	300,376	(10,677)		289,699

Other income (expense), net:
Interest expense, net	(66,565)	(60,234	){l}	(126,799)
Deferred gain on sale of liquids gathering system	10,553	—		10,553
Restructuring expenses	(7,176)	7,176	{m}	—
Contract settlement	(131,106)	—	{n}	(131,106)
Other (expense) income, net	(3,082)	58	{b}	(3,024)

Total other (expense) income, net	(197,376)	(53,000)		(250,376)

Reorganization items, net	(47,503)	47,503	{o}	—

Income before income tax benefit	55,497	(16,174)		39,323

Income tax benefit	(654)	—		(654)

Net income	$56,151	$(16,174)		$39,977

Basic Earnings per Share:
Net income per common share - basic	$0.70			$0.20

Fully Diluted Earnings per Share:
Net income per common share - fully diluted	$0.70			$0.20

Weighted average common shares outstanding - basic	79,996 *			196,235

Weighted average common shares outstanding - fully diluted	80,363 *			196,602

*	In conjunction with the emergence from Chapter 11 proceedings, the Company issued shares of its new common stock to holders of the Old Shares at a conversion ratio of 0.521562. The historical basic and fully diluted weighted average share counts have been presented to reflect the conversion ratio as if this issuance had occurred on January 1, 2016.

ULTRA PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation

The accompanying unaudited pro forma consolidated financial statements and explanatory notes present the financial information of Ultra Petroleum Corp. assuming the Reorganization had occurred on January 1, 2016. All amounts in the notes to unaudited pro forma consolidated financial information are expressed in thousands of U.S. dollars (except per share data) unless otherwise noted.

The unaudited pro forma consolidated statements of operations are presented for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Reorganization had been consummated on the dates indicated, nor are they necessarily indicative of the financial positions or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Plan becoming effective, (ii) factually supportable and (iii) with respect to the unaudited pro forma consolidated statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016, expected to have a continuing impact on the consolidated results.

The following are the descriptions of the columns included in the accompanying unaudited pro forma consolidated balance sheet and unaudited pro forma consolidated statements of operations.

Historical - Represents the historical consolidated balance sheet of the Company as of March 31, 2017 and the historical consolidated statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016.

Reorganization Adjustments - Represent the required adjustments to the consolidated balance sheet as of March 31, 2017 and the consolidated statements of operations for the three months ended March 31, 2017 and the year ended December 31, 2016, assuming the Reorganization had occurred on January 1, 2016.

2. Pro Forma Adjustments

Reorganization Adjustments

{a} Adjustment represents (i) the movement of cash funds of $400.0 million to a reserve account, pending resolution of make-whole and post-petition interest claims, (ii) cash funds the Company deposited in the $37.4 million reserve account for the purpose of paying allowed and unpaid professional fees under the Plan agreement, (iii) the refund of the $12.1 million surety bond described in adjustment {b}, (iv) the cash repayment of the Old Revolver and PPNs including prepetition interest and other undisputed amounts totaling $2.54 billion, as described in adjustment {e}, (v) the cash proceeds received from the emergence financing totaling $2.03 billion, as described in adjustment {f}, (vi) the cash proceeds received from the rights offering totaling $580.0 million, as described in adjustment {g}, and (vii) the net estimated cash payment pro forma adjustment of $122.5 million related to the pro forma adjustments for (x) other revenue and gathering fees as described in adjustment {i}, (y) interest expense as described in adjustment {l}, and (z) reorganization costs as described in adjustment {o}.

{b} Adjustment represents the refund of the $12.0 million surety bond, which was incurred as part of the proceedings under chapter 11 of the United States Bankruptcy Code (“Chapter 11”). The refund included approximately $0.1 million in interest income earned, which is reflected in other (expense) income, net in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2016.

{c} Adjustment represents the capitalized costs of $18.0 million associated with the 2017 Stock Incentive Plan, as described in adjustment {g}.

ULTRA PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

{d} Adjustment represents (i) the reclassification of $228.1 million from liabilities subject to comprise to accrued liabilities, (ii) the decrease of $20.0 million related to contract settlement for transportation costs, as described in adjustment {j}, and (iii) the decrease of $69.5 million related to professional fees and $17.4 million in contract settlement expense eliminated for the respective periods presented as described in adjustment{o}.

{e} As part of the Plan, the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) approved the settlement of allowable claims, which are reported as liabilities subject to compromise in our historical consolidated balance sheet. As a result, each of the components of the total liabilities subject to compromise was settled upon emergence from bankruptcy. The balance as of March 31, 2017 of $4.2 million was adjusted to zero for the settlement. See the breakdown of the settlement below:

Liabilities subject to compromise at March 31, 2017	$4,176,065
Debt extinguishment - cash (1)	(2,534,983)
Debt extinguishment - non-cash (2)	(1,411,588)
Reclassified to accounts payable	(1,301)
Reclassified to accrued liabilities	(228,116)
Reclassified to capital cost accrual	(77)

Liabilities subject to compromise Pro Forma	$—

(1)	On the Effective Date, the principal obligations outstanding of $999.0 million under the Old Revolver and $1.46 billion under the PPNs, as well as prepetition interest and other undisputed amounts, were paid in full. The Company’s obligations under the Old Revolver and the PPNs were cancelled and extinguished as provided in the Plan.
(2)	On the Effective Date, the claims of $450.0 million related to the unsecured 2018 Notes and $850.0 million related to the unsecured 2024 Notes were allowed in full, each holder of a claim related to the 2018 Notes and the 2024 Notes received a distribution of common stock in the amount of the holders’ applicable claim, and the Company’s obligations under the 2018 Notes and the 2024 Notes were cancelled and extinguished as provided in the Plan. The gain related to the debt to equity conversion is described in adjustment{h}.

{f} As part of the Reorganization, the following adjustments were made to reflect the Company’s emergence financing. As previously disclosed, the Company entered into a commitment letter with Barclays Bank PLC pursuant to the consummation of the Plan for secured and unsecured financings in an aggregate amount of $2.4 billion, which included a revolving credit facility for an aggregate amount of $400.0 million. The exit financing agreements entered into on the Effective Date and related debt issuance costs are shown in the table below.

ULTRA PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Pro Forma
Long-term Debt
Term loan, secured, due 2024	$800,000
6.875% Senior, unsecured Notes due 2022	700,000
7.125% Senior, unsecured Notes due 2025	500,000
Credit agreement (1)	81,183

Total	$2,081,183
Less: Deferred financing costs (less pro forma amortization)	(39,367)

Total long-term debt	$2,041,816

Other Assets
Deferred financing costs (less pro forma amortization)	$4,514

(1)	The Company estimated $81.2 million as the pro forma amount drawn on the Credit Agreement based on the actual draws made on the Credit Agreement upon emergence from Chapter 11 and based on the pro forma interest expense adjustment for exit financing, as described in adjustment {l}.

{g} Adjustment represents the cancellation of the Old Shares and the issuance of new common stock upon emergence from Chapter 11 proceedings. The Company calculated the pro forma adjustment to common stock as follows:

Pro Forma
Common Stock
70,579,367 shares issued to Holdco Note holders	$978,230
44,389,879 shares issued for rights offering, including Backstop	573,774
2,107,393 shares issued for 2017 Stock Incentive Plan	25,821
Pro forma adjustment for fair value of 2017 Stock Incentive Plan shares granted	41,083

Total pro forma adjustment	$1,618,908

Other Assets
Deferred equity issuance costs	$(6,226)

{h} Adjustment represents the cumulative impact of the following pro forma adjustments:

Pro Forma
Retained Loss
Gain on debt to equity conversion (1)	$433,358
Pro forma adjustments to statement of operations as of March 31, 2017	107,516
Pro forma adjustments to statement of operations as of December 31, 2016	(16,174)
Pro forma adjustments to statement of operations as of December 31, 2015 (2)	(99,586)
Pro forma adjustment for prepetition Holdco Note interest (3)	(97,422)

Net pro forma impact to retained loss	$327,692

(1)	The gain on the debt to equity conversion was determined to be nonrecurring in nature and as such was not included on the unaudited pro forma consolidated statement of operations as an adjustment to reorganization items, net for the year ended December 31, 2016.

ULTRA PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(2)	The Company recorded pro forma adjustments to eliminate reorganization items, net of $57.7 million related to professional fees for the three months ended March 31, 2017, and $30.5 million, related to professional fees and written off deferred financing costs for the year ended December 31, 2016, as described in adjustment {o}. In addition, the Company recorded a pro forma adjustment to eliminate interest expense for the year ended December 31, 2016 related to prepetition indebtedness, which included $4.2 million of non-cash amortization of deferred financing costs. Finally, the Company recorded a pro forma adjustment to eliminate restructuring expenses of $7.2 million for the year ended December 31, 2016 related to attempted debt restructurings prior to filing its Chapter 11 petitions, as described in adjustment {m}. These expenses were incurred prior to emergence from Chapter 11 proceedings, thus the Company recorded a pro forma adjustment to remove the above expenses from the respective periods presented. The corresponding impact is to retained loss as the amounts would have been recorded prior to the pro forma emergence date of January 1, 2016.
(3)	The Company recorded pro forma adjustments to eliminate prepetition indebtedness interest expense of $85.4 million for the three months ended March 31, 2017 and $66.6 million for the year ended December 31, 2016, as described in adjustment {l}. The adjustment included prepetition indebtedness interest related to the Holdco Notes of $71.9 million for the three months ended March 31, 2017 and $25.5 million for the year ended December 31, 2016, which was considered in the gain on the debt to equity conversion included in footnote (1) above. The pro forma adjustment eliminates the related expense; thus the Company recorded a pro forma adjustment to retained loss for the corresponding impact assuming the emergence date occurred on January 1, 2016.

{i} Adjustments represent the renegotiation of processing fee contracts with Enterprise Products Partners L.P. and Williams Partners L.P. (or their respective subsidiaries), which were approved by the Bankruptcy Court on February 22, 2017. The estimated annual savings per year totaled $12.0 million as a result of the renegotiated contracts and the primary terms of these contracts extend through 2036. The savings from the renegotiation of these contracts is reflected in two line items on the unaudited pro forma consolidated statement of operations for the three months ended March 31, 2017 and the year ended December 31, 2016.

{i.1} The Company calculated a pro forma increase in other revenues, as these are fees paid to us by the operators of the gas processing plants where our gas is processed in exchange for the liquids removed from our production. The Company calculated the pro forma adjustment based on the actual production volumes and related other revenue per Mcf recorded by the Company and applied the other revenue per Mcf to the production volumes for each respective period presented. The impact shown in the pro forma adjustments is $1.4 million for the three months ended March 31, 2017. The impact shown in the pro forma adjustments is $9.7 million for the year ended December 31, 2016.

{i.2} The Company calculated a pro forma decrease in gathering fees as the Company is no longer required to pay volume processing fees as part of the renegotiated contracts. The impact shown in the pro forma adjustments is $0.6 million for the three months ended March 31, 2017. The impact shown in the pro forma adjustments is $3.6 million for the year ended December 31, 2016.

{j} Adjustment represents the restructuring of the Company’s respective legacy natural gas transportation agreements with Rockies Express Pipeline LLC (“REX”), and Sempra Rockies Marketing (“Sempra”), including the settlement of claims related to the agreements in connection with the Company’s Chapter 11 proceedings.

ULTRA PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The Company’s agreement with Sempra was terminated during March 2016, and the Company’s agreement with REX was terminated during April 2016. The Company agreed to pay agreed to pay $150.0 million and $57.0 million to resolve the claims asserted by REX and Sempra, respectively, during the Company’s Chapter 11 proceedings in connection with such terminations. Additionally, in connection with the settlement of REX’s claims, the Company entered into a new seven-year natural gas transportation agreement with REX for transportation service on the Rockies Express Pipeline commencing December 1, 2019 (the “2019 Agreement”). Because the settlement amounts are considered nonrecurring in nature, those amounts were not included as a pro forma adjustment to contract settlement expense, net in the unaudited pro forma consolidated statement of operations for the three months ended March 31, 2017 or for the year ended December 31, 2016.

The Company estimates that the contract terminations described in the preceding paragraph would have resulted in annual savings per year during the periods presented in this pro forma financial information totaling $84.0 million, which such estimate is based on the historical transportation costs associated with these contracts as presented in the Company’s historical consolidated statement of operations for the year ended December 31, 2015. An amount is included as a pro forma adjustment to remove legacy transportation costs because (w) certain transportation costs that arose under the legacy agreements were incurred prior to the termination of the agreements; (x) those costs were recurring in nature; (y) the Company did not incur any other transportation costs during the historical periods presented; and (z) the Company does not expect to enter into any interim arrangements for transportation service or to incur any future transportation costs until service begins under the 2019 Agreement.

Because the Company’s contract with Sempra was terminated during March 2016, and because its contract with REX was terminated during April 2016, the pro forma adjustment amount presented is less than the $84.0 million estimated total annual savings. In addition, for the same reasons, these pro forma adjustments do not reflect a full year of transportation costs recorded as of December 31, 2016. The impact shown in these pro forma adjustments is $20.0 million to remove the legacy transportation costs for the year ended December 31, 2016.

{k} Adjustment represents non-cash stock compensation expense related to the 2017 Stock Incentive Plan, which established on the Effective Date. As previously disclosed, 40% of the Reserve was granted to members of the board of directors, officers, and other employees of the Company subject to the conditions and performance requirements provided in the grants. The Company recognizes the non-cash stock compensation expense based on the conditions and performance requirements provided in the grants in line with Financial Accounting Standards Board Accounting Standards Codification 718. The impact shown in the pro forma adjustments is $5.2 million for the three months ended March 31, 2017and $43.9 million for the year ended December 31, 2016.

{l} Adjustments represent the changes in interest expense that are estimated to occur assuming the Reorganization occurred on January 1, 2016. The adjustments include (i) a decrease in interest expense incurred under the prepetition indebtedness, (ii) an adjustment for additional estimated interest that would have been incurred under the exit financing, and (iii) an adjustment for the estimated amortization of deferred financing costs. The adjustments are based on (x) estimated interest rates for the amounts borrowed under the Credit Agreement as the rate can vary and (y) the estimated pro forma amount drawn on the Credit Agreement of $81.2 million as described in adjustment {f}. The interest rate used to compute pro forma interest on the Credit Agreement was based on historical Libor rates for the respective periods plus the applicable margin of 3.0%. The pro forma adjustment to interest expense comprises the following:

ULTRA PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

	Three Months Ended	Year Ended
	March 31, 2017	December 31, 2016 (1)
Prepetition indebtedness interest expense	$85,447	$66,565
Pro forma interest expense adjustment for exit financing (2)	(29,663)	(116,507)
Pro forma amortization of exit financing debt issuance costs	(2,638)	(10,292)

	$53,146	$(60,234)

(1)	During the year ended December 31, 2016, interest expense was only recorded through April 29, 2016 (the “Petition Date”), and all deferred financing costs were written off in reorganization items, net, as previously disclosed. As a result, there is not a full year of interest expense recorded in the year ended December 31, 2016, and exit financing results in a pro forma increase in interest expense. The Company calculated the interest savings that would occur assuming a full year of interest had been recorded in the year ended December 31, 2016, noting the average interest rate on outstanding debt was 5.15% with an average historical borrowing of approximately $3.6 billion. The average interest rate on the exit financing obtained on outstanding debt was 5.82% with an average borrowing of approximately $2.1 billion. Thus, the average annual interest savings on a pro forma basis is expected to be approximately $63.2 million. This is not reflected in the pro forma adjustments due to the nature of the interest expense recorded during the year ended December 31, 2016.
(2)	The adjustment for pro forma interest expense for exit financing is reflected as an adjustment of $28.9 million to interest payable, offset by a pro forma decrease in cash of $0.8 million in the unaudited pro forma consolidated balance sheet as of March 31, 2017.

{m} Adjustment eliminates $7.2 million of restructuring expenses that were incurred by the Company in attempts to restructure the prepetition indebtedness prior to filing its Chapter 11 petitions. As these expenses would have occurred prior to emergence, the Company recorded a pro forma adjustment to eliminate the restructuring expenses from the unaudited pro forma consolidated statement of operations for the year ended December 31, 2016.

{n} There are no pro forma adjustments to contract settlement expense for the three months ended March 31, 2017 and the year ended December 31, 2016 as the expenses were determined to be nonrecurring in nature, as described in adjustment {j}.

{o} Adjustments eliminate certain reorganization costs incurred as part of the emergence from Chapter 11 proceedings for both periods presented.

{o.1} The adjustments for the three months ended March 31, 2017 represent (i) the elimination of professional fees of $57.7 million incurred after the Petition Date that were attributable to our bankruptcy proceedings and settlements less (ii) $0.2 million in cash interest income earned after the Petition Date on excess cash over normal invested capital.

{o.2}The adjustments for the year ended December 31, 2016 represent the elimination of (i) professional and legal fees of $11.8 million incurred after the Petition Date that were attributable to our bankruptcy proceedings and settlements, (ii) the write-off of unamortized deferred financing costs of $18.7 million under the Old Revolver, PPNs, and Holdco Notes, and (iii) the elimination of contract settlement expense of $17.4 million that was related to the Bankruptcy Court approved settlement with Big West Oil, LLC, less (iv) $0.4 million of cash interest income earned for the period after the Petition Date on excess cash over normal invested capital.

There was no pro forma adjustment made for commodity derivatives and related gain/loss as the decision to enter into commodity derivatives was made at the direction of management.

ULTRA PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

3. Supplemental Oil and Natural Gas Reserve Information

The following tables set forth certain unaudited pro forma information concerning the Company’s proved oil, natural gas, and natural gas liquids (“NGLs”) reserves for the year ended December 31, 2016, giving effect to the emergence from Chapter 11 proceedings as if it has occurred on January 1, 2016.

The oil and gas reserve information provided below is for informational purposes and is not a correction or restatement by the Company of its proved reserves as of December 31, 2016. Specifically, it is a representation of how undeveloped reserve information might have appeared if uncertainties associated with the Company’s Chapter 11 proceedings would have been resolved as of December 31, 2016. The following reserve data represents estimates only and may be subject to revisions as additional information such as reservoir performance, additional drilling, technological advancements and other factors becomes available.

	Year Ended December 31, 2016
	Historical
	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total Proved Reserves (MMcfe) (1)	Reorganization Adjustment (MMcfe)	Pro Forma (MMcfe)
Proved developed and undeveloped reserves
Beginning of year	22,175	2,336,280	9,840	2,528,370	—	2,528,370
Revisions of previous estimates	(1,307)	(2,023)	(467)	(12,667)	1,497,202	1,484,535
Extensions, discoveries, and other additions	3,519	251,634	530	275,928	—	275,928
Production	(2,912)	(264,278)	0	(281,750)	—	(281,750)

End of year	21,475	2,321,613	9,903	2,509,881	1,497,202	4,007,083

Proved developed reserves
Beginning of year	22,175	2,336,280	9,840	2,528,370	—	2,528,370
End of year	21,475	2,321,613	9,903	2,509,881	—	2,509,881
Proved undeveloped reserves
Beginning of year	—	—	—	—	—	—
End of year	—	—	—	—	1,497,202	1,497,202

(1)	Oil, condensate, and NGLs are converted to natural gas at the ratio of one barrel of liquids to six Mcf of natural gas. The conversion ratio, which is typically used in the oil and gas industry, represents the approximate energy of a barrel of oil or condensate to an Mcf of natural gas.

The following table includes the composition of the reorganization adjustment included in the table above for proved undeveloped reserves.

	Reorganization Adjustment
	Oil (MBbls)	Natural Gas (MMcf)	Natural Gas Liquids (MBbls)	Total Reorganization Adjustment (MMcfe) (1)
Proved undeveloped reserves
Beginning of year	—	—	—	—
Revisions of previous estimates	10,864	1,380,970	8,508	1,497,202
Extensions, discoveries, and other additions	—	—	—	—
Production	—	—	—	—

End of year	10,864	1,380,969	8,508	1,497,202

(1)	Oil, condensate, and NGLs are converted to natural gas at the ratio of one barrel of liquids to six Mcf of natural gas. The conversion ratio, which is typically used in the oil and gas industry, represents the approximate energy of a barrel of oil or condensate to an Mcf of natural gas.

ULTRA PETROLEUM CORP.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

For the information provided above, proved developed reserves are the same as those previously reported in our Annual Report on Form 10-K for the year ended December 31, 2016. The same set of producing wells with the same reserves forecasts are included. All of the same parameters for backward-looking SEC prices and costs were utilized, as well as the same ownership decks and appropriate price adjustments. The Reorganization Adjustment represents the inclusion of the development plan for proved undeveloped reserves. This development plan is based on the Company’s best effort to develop a plan that could have been utilized to satisfy SEC requirements for such a plan in year-end 2016 reserves.

The following table sets forth the standardized measure of estimated discounted future net cash flows attributable to the Company’s proved reserves as of December 31, 2016, giving effect to the Reorganization. Future cash inflows are computed by applying applicable prices relating to the Company’s proved reserves to the year-end quantities of those reserves. Future production, development, site restoration, and abandonment costs represent the estimated future expenditures to be incurred in developing and producing the proved reserves, assuming continuation of existing economic conditions. Future income tax expense was computed by applying statutory income tax rates to the difference between pretax net cash flows relating to the Company’s proved reserves and the tax basis of proved properties and available operating loss carryovers. The Company does not estimate any income taxes, as the Company has recorded a valuation allowance against all of the deferred tax assets and some or all of this valuation allowance may be reversed in future periods.

	Year Ended December 31, 2016
	Historical	Reorganization Adjustments	Pro Forma
Future cash inflows	$5,812,234	$3,450,045	$9,262,279
Future production costs	(2,665,082)	(1,023,102)	(3,688,184)
Future development costs	(355,923)	(1,160,551)	(1,516,474)
Future income taxes	—	—	—

Future net cash flows	2,791,229	1,266,392	4,057,621
Discount at 10%	(1,100,283)	(961,919)	(2,062,202)

Standardized measure of discounted future net cash flows	$1,690,946	$304,473	$1,995,419